Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-212709) on Form S-3 and (No. 333-204785) on Form S-8 of Evolent Health, Inc. of our report dated December 16, 2016, with respect to the carve-out balance sheet of Valence Health, Inc. excluding Cicerone Health Solutions, Inc. as of December 31, 2015, and the related carve-out statements of operations, changes in net parent investment, and cash flows for the year then ended, which report appears in the Form 8-K/A of Evolent Health, Inc. dated December 19, 2016.

/s/ KPMG LLP
Chicago, Illinois
December 16, 2016